Exhibit 99.1

HERSHEY ANNOUNCES FIRST QUARTER RESULTS;
UPDATES OUTLOOK FOR 2012
● Net sales increase 10.7%, driven by pricing
● Earnings per share-diluted of $0.87 as reported and $0.96 adjusted
● Net sales and earnings per share-diluted for 2012 updated:
- Full year net sales expected to increase 7-9%, including Brookside acquisition
- Reported earnings per share-diluted expected to be $2.82 to $2.92
- Adjusted earnings per share-diluted expected to increase 10-12%

HERSHEY, Pa., April 24, 2012 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the first quarter ended April 1, 2012. Consolidated net sales were $1,732,064,000 compared with $1,564,223,000 for the first quarter of 2011. Reported net income for the first quarter of 2012 was $198,651,000 or $0.87 per share-diluted, compared with $160,115,000 or $0.70 per share-diluted for the comparable period of 2011.
These results, prepared in accordance with generally accepted accounting principles (GAAP), included net pre-tax charges, as well as non-service related pension expense (NSRPE), of $33.6 million, or $0.09 per share-diluted. The majority of these charges, $23.6 million, or $0.07 per share-diluted, were related to the Project Next Century program. Additionally, acquisition and integration costs related to the Brookside acquisition were $5.9 million, or $0.01 per share-diluted, and NSRPE was $4.1 million, or $0.01 per share-diluted. For the first quarter of 2011, GAAP results included net pre-tax charges of $9.7 million, or $0.02 per share-diluted, of Project Next Century costs and $1.3 million, or $0.01 per share-diluted, related to NSRPE. Adjusted net income, which excludes these net charges, was $219,910,000 or $0.96 per share-diluted in the first quarter of 2012, compared with $167,134,000 or $0.73 per share-diluted in the first quarter of 2011, an increase of 31.5 percent in adjusted earnings per share-diluted. See the Note for a reconciliation of GAAP and non-GAAP items.
In 2012, the Company expects reported earnings per share-diluted of $2.82 to $2.92. These results, prepared in accordance with GAAP, include business realignment charges, NSRPE and acquisition and integration costs of $0.25 to $0.29 per share-diluted. The majority of these charges, $0.16 to $0.19 per share-diluted, are related to the Project Next Century program. NSRPE and acquisition and integration costs related to the Brookside Foods Ltd. acquisition are expected to be $0.05 per share-diluted and $0.04 to $0.05 per share-diluted, respectively. Despite the impact of these charges, in 2012, reported gross margin is expected to increase 90 to 100 basis points. The forecast for total pre-tax GAAP charges and non-recurring project implementation costs related to the Project Next Century program remains at $150 million to $160 million. The expected timing of events and estimated costs and savings is included in Appendix I attached to this press release.

First Quarter Performance and Outlook
“Hershey’s strong start to the year is the result of our continued strategy of disciplined investment in core brands in both the U.S. and key international markets,” said John P. Bilbrey, President and Chief Executive Officer. "In the first quarter, net sales increased 10.7 percent. Net price realization was a 10.9 point benefit while volume, slightly greater than our expectations due to a solid Easter, was off 0.5 point compared with the prior year. The Brookside acquisition was a 0.7 point benefit and the foreign currency exchange rate was a 0.4 point headwind.
“U.S. retail takeaway for the 12 weeks ended March 24, 2012, was up 6.4 percent, in channels that account for over 80 percent of our retail business. This period benefited slightly from an early Easter, which was two weeks earlier than the previous season. In the channels measured by syndicated data, U.S. market share was the same as the comparable year ago period and in line with our expectations. Easter occurred on April 8, 2012, therefore, the U.S. retail takeaway for the 12 weeks ended March 24, 2012, excludes the significant two-week period prior to the holiday. Subsequently, preliminary data indicate a solid Easter sell through at retail and we expect this will result in a market share gain for the season. Importantly, while not included in syndicated U.S. market share data, we’re very pleased with the everyday and seasonal marketplace performance at our largest customer and in the fast growing value channels.
“In the second quarter, shipments of our new products will accelerate with innovation in chocolate, sugar confectionery and mints. We’ll continue with the distribution and rollout of Jolly Rancher Crunch ‘N Chew and the launch of Rolo Minis and Ice Breakers Duos. Additionally, we’re pleased to announce the launch of Hershey’s Simple Pleasures, in three flavors, milk chocolate, dark chocolate and vanilla crème, in a “Smooth & Creamy” format that has 30 percent less fat than the average leading milk chocolates.
“Advertising expense increased about 14 percent versus the year ago period. As previously announced, we expect full-year 2012 advertising to increase low double digits, on a percentage basis, versus last year. Increased advertising will support core brands in both the U.S. and international markets, new product launches and new advertising campaigns on the Jolly Rancher and Rolo brands.
“As expected, input costs were higher in the first quarter. Despite this increase, adjusted gross margin expanded due to pricing, supply chain efficiencies and productivity gains. Selling, marketing and administrative (SM&A) expenses, excluding advertising, declined as a percentage of sales versus last year, resulting in an expansion of adjusted income before interest and income taxes (EBIT) margin. However, a portion of this gain was timing related and over the remainder of the year we expect SM&A expenses, excluding advertising, to increase at a level greater than the first quarter trend as we make planned investments in marketing and go-to-market capabilities in both the U.S. and international markets.
“Strong earnings growth resulted in another solid quarter of operating cash flow. In the first quarter we repurchased $125 million of our shares against the $250 million authorization announced last year.

“We are off to a good start to the year despite the challenging economic environment. As we enter the second quarter we are well-positioned to deliver on our financial objectives. Advertising, new products, merchandising and programming, and focused in-store retail execution will continue throughout the year. This will keep us on track with our projections and help mitigate declines due to price elasticity. As stated earlier, in 2012, we expect advertising to increase low double digits, on a percentage basis versus the prior year, supporting new product launches and core brands in both the U.S. and international markets. We’re confident of our plans and expect organic volume to be up slightly for the full year. Including estimated net sales of the Brookside Foods Ltd. acquisition, about $90 million at current exchange rates, we expect full year net sales growth of about 7 to 9 percent, including the impact of foreign currency exchange rates. This is greater than our previous estimate of a 6.5 to 8.5 percent increase.
“While still early in the year, there is no material change to our full year inflation outlook. We continue to expect that input costs in 2012 will be higher than last year. With the first quarter behind us, we have further visibility into our full-year cost structure. Given our strong start to the year and the planned productivity, cost savings and net price realization gains, we now expect adjusted gross margin to increase 90 to 100 basis points. This is greater than our previous estimate of an increase of about 75 basis points. While a portion of our adjusted gross margin gain will be offset by the aforementioned SM&A expenses, we expect full-year adjusted earnings per share-diluted growth of 10 to 12 percent. This is greater than our previous estimate of a 9 to 11 percent increase,” Bilbrey concluded.

Note: In this release, Hershey references income measures that are not in accordance with U.S. generally accepted accounting principles (GAAP) because they exclude business realignment and impairment charges, business acquisition closing and integration costs, certain gains, and non-service related pension costs. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation is provided below of results in accordance with GAAP as presented in the Consolidated Statements of Income to non-GAAP financial measures which exclude business realignment and impairment charges as well as non-service related pension expense in 2012 and 2011, closing and integration costs primarily related to the Brookside acquisition in 2012 and a gain on the sale of trademark licensing rights recorded in the third quarter of 2011.

	First Quarter Ended
	April 1, 2012		April 3, 2011
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales
Gross Profit/Gross Margin	$743,396	42.9%	$656,185	41.9%
Project Next Century charges included in cost of sales	19,454		6,859
NSRPE included in cost of sales	2,176		—
Acquisition costs included in cost of sales	588		—
Adjusted non-GAAP Gross Profit/Gross Margin	$765,614	44.2%	$663,044	42.4%

EBIT/EBIT Margin	$334,530	19.3%	$276,549	17.7%
Charges and costs included in cost of sales	22,218		6,859
Project Next Century charges included in SM&A	813		1,014
NSRPE included in SM&A	1,975		1,299
Acquisition costs included in SM&A	5,331		—
Business Realignment & Impairment charges, net	3,304		1,838
Adjusted non-GAAP EBIT/EBIT Margin	$368,171	21.3%	$287,559	18.4%

Net Income/Net Margin	$198,651	11.5%	160,115	10.2%
Charges and costs included in cost of sales	22,218		6,859
Charges and expenses included in SM&A	8,119		2,313
Business Realignment & Impairment charges, net	3,304		1,838
Tax impact of charges, costs and expenses	(12,382)		(3,991)
Adjusted non-GAAP Net Income/Net Margin	$219,910	12.7%	$167,134	10.7%

EPS - Diluted	$0.87		$0.70
Charges and costs included in cost of sales	0.06		0.02
Charges and expenses included in SM&A	0.02		0.01
Business Realignment & Impairment charges, net	0.01		—
Adjusted non-GAAP EPS - Diluted	$0.96		$0.73

In 2011, the Company recorded GAAP charges of $43.4 million, or $0.11 per share-diluted, attributable to Project Next Century and $5.8 million, or $0.02 per share-diluted related to the Global Supply Chain Transformation (GSCT) program and $2.8 million, or $0.01 per share-diluted of NSRPE. Additionally, in the third quarter of 2011, the Company recorded a pre-tax gain on the sale of certain trademark licensing rights of $17.0 million, or $0.05 per share-diluted. In 2012, acquisition closing and integration costs related to the Brookside acquisition are expected to be $0.04 to $0.05 per share-diluted. Additionally, the Company expects to record total GAAP charges of about $55 million to $65 million, or $0.16 to $0.19 per share-diluted, attributable to Project Next Century and $19.0 million, or $0.05 per share-diluted, of NSRPE.
Below is a reconciliation of GAAP and non-GAAP items to the Company’s 2011 adjusted earnings per share-diluted and projected adjusted earnings per share-diluted for 2012:

	2011	2012 (Projected)
Reported EPS-Diluted	$2.74	$2.82 - $2.92
Acquisition closing & integration charges	—	0.04 - 0.05
Gain on sale of trademark licensing rights	(0.05)	—
Total Business Realignment and Impairment Charges	0.13	0.16 - 0.19
NSRPE	0.01	0.05
Adjusted EPS-Diluted	$2.83	$3.11 - $3.17

							Appendix I
The Hershey Company
Project "Next Century"
Expected Timing of Costs and Savings ($m)
	2012			2013			2014
Realignment Charges:
Cash	$25	to	$30	$0	to	$5	—		—
Non-Cash	$25	to	$30	—		—	—		—

Project Management and Start-up Costs	~ $5			—		—	—		—

Total "Next Century" Realignment Charges & Costs	$55	to	$65	$0	to	$5	—		—

"Next Century" Cap-Ex	$65	to	$70	$15	to	$20	—		—

"Next Century" projected savings:
Annual	$20	to	$25	$25	to	$30	$5	to	$10
Cumulative	$35	to	$40	$60	to	$70	$65	to	$80

Safe Harbor Statement
This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions and funding requirements; the ability to implement our supply chain realignment initiatives within the anticipated timeframe in accordance with our cost estimates and our ability to achieve the expected ongoing annual savings from these initiatives; and such other matters as discussed in our Annual Report on Form 10-K for 2011.
All information in this press release is as of April 24, 2012. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.
Live Web Cast
As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.thehersheycompany.com. Please go to the Investor Relations section of the website for further details.
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Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Jeff Beckman	717-534-8090

The Hershey Company
Summary of Consolidated Statements of Income
for the three months ended April 1, 2012 and April 3, 2011
(in thousands except per share amounts)
	First Quarter
	2012	2011

Net Sales	$1,732,064	$1,564,223

Costs and Expenses:
Cost of Sales	988,668	908,038
Selling, Marketing and Administrative	405,562	377,798
Business Realignment and Impairment Charges, net	3,304	1,838

Total Costs and Expenses	1,397,534	1,287,674

Income Before Interest and Income Taxes (EBIT)	334,530	276,549
Interest Expense, net	24,024	24,477

Income Before Income Taxes	310,506	252,072
Provision for Income Taxes	111,855	91,957

Net Income	$198,651	$160,115

Net Income Per Share - Basic - Common	$0.91	$0.72
- Basic - Class B	$0.82	$0.65
- Diluted - Common	$0.87	$0.70

Shares Outstanding - Basic - Common	164,603	166,452
- Basic - Class B	60,631	60,682
- Diluted - Common	228,655	230,194

Key Margins:
Gross Margin	42.9%	41.9%
EBIT Margin	19.3%	17.7%
Net Margin	11.5%	10.2%

The Hershey Company
Consolidated Balance Sheets
as of April 1, 2012 and December 31, 2011
(in thousands of dollars)
Assets	2012	2011
Cash and Cash Equivalents	$567,339	$693,686
Accounts Receivable - Trade (Net)	502,455	399,499
Deferred Income Taxes	121,750	136,861
Inventories	649,454	648,953
Prepaid Expenses and Other	171,447	167,559

Total Current Assets	2,012,445	2,046,558

Net Plant and Property	1,585,887	1,559,717
Goodwill	594,741	516,745
Other Intangibles	225,919	111,913
Deferred Income Taxes	32,553	38,544
Other Assets	147,912	138,722

Total Assets	$4,599,457	$4,412,199

Liabilities and Stockholders' Equity

Loans Payable	$244,455	$139,673
Accounts Payable	380,404	420,017
Accrued Liabilities	598,210	612,186
Taxes Payable	100,740	1,899

Total Current Liabilities	1,323,809	1,173,775

Long-Term Debt	1,748,630	1,748,500
Other Long-Term Liabilities	614,586	617,276
Deferred Income Taxes	26,839	—

Total Liabilities	3,713,864	3,539,551

Total Stockholders' Equity	885,593	872,648

Total Liabilities and Stockholders' Equity	$4,599,457	$4,412,199